                                                                   EXHIBIT 10(x)




                                CREDIT AGREEMENT


                           DATED AS OF APRIL 14, 1999



                                     BETWEEN


                              BELL INDUSTRIES, INC.


                                       AND


                         UNION BANK OF CALIFORNIA, N.A.

                                TABLE OF CONTENTS


Section 1. DEFINITIONS .................................................................  1
  1.1 Certain Defined Terms ............................................................  1
Section 2. AMOUNT AND TERMS OF REVOLVING LOAN COMMITMENT ETC ........................... 22
  2.1 Revolving Loan Commitment; Making of Revolving Loans; Revolving Note ............. 22
  2.2 Interest on the Revolving Loans .................................................. 24
  2.3 Commitment Fee ................................................................... 27
  2.4 Prepayments and Reductions in Revolving Loan Commitment etc ...................... 27
  2.5 Use of Proceeds .................................................................. 32
  2.6 Special Provisions Governing LIBOR Rate Loans .................................... 32
  2.7 Increased Costs; Taxes; Capital Adequacy ......................................... 34
  2.8 Obligation of Bank to Mitigate ................................................... 37
Section 3. LETTERS OF CREDIT ........................................................... 37
  3.1 Issuance of Letters of Credit .................................................... 37
  3.2 Letter of Credit Fees ............................................................ 39
  3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit ............... 40
  3.4 Obligations Absolute ............................................................. 42
  3.5 Indemnification; Nature of Bank's Duties ......................................... 42
  3.6 Increased Costs and Taxes Relating to Letters of Credit .......................... 44
  3.7 Existing Letters of Credit ....................................................... 44
Section 4. CONDITIONS TO REVOLVING LOANS AND LETTERS OF CREDIT ......................... 45
  4.1 Conditions to Initial Revolving Loan ............................................. 45
  4.2 Conditions to All Revolving Loans ................................................ 48
  4.3 Conditions to Letters of Credit .................................................. 49
Section 5. COMPANY'S REPRESENTATIONS AND WARRANTIES .................................... 49
  5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries .... 49
  5.2 Authorization of Borrowing, etc .................................................. 51
  5.3 Financial Condition .............................................................. 51
  5.4 No Material Adverse Effect; No Restricted Junior Payments ........................ 52
  5.5 Title to Properties; Liens; Leases ............................................... 52
  5.6 Litigation; Adverse Facts ........................................................ 52
  5.7 Payment of Taxes ................................................................. 53
  5.8 Performance of Agreements; Materially Adverse Agreements etc ..................... 53
  5.9 Governmental Regulation .......................................................... 54
  5.10 Securities Activities ........................................................... 54
  5.11 Employee Benefit Plans .......................................................... 54
  5.12 Environmental Protection ........................................................ 54
  5.13 Employee Matters ................................................................ 55
  5.14 Solvency ........................................................................ 55
  5.15 Matters Relating to Collateral .................................................. 55
  5.16 Disclosure ...................................................................... 56
  5.17 Existing Letters of Credit ...................................................... 57
Section 6. COMPANY'S AFFIRMATIVE COVENANTS ............................................. 57
  6.1 Financial Statements and Other Reports ........................................... 57



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
  6.2 Corporate Existence, etc ......................................................... 60
  6.3 Payment of Taxes and Claims; Tax Consolidation ................................... 61
  6.4 Maintenance of Properties; Insurance ............................................. 61
  6.5 Inspection ....................................................................... 62
  6.6 Compliance with Laws, etc ........................................................ 62
  6.7 Environmental Review, Disclosure, Etc.; Company's Actions etc .................... 62
  6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents by
      Certain Subsidiaries and Future Subsidiaries ..................................... 64
  6.9 UCC Termination Statements ....................................................... 65
Section 7. COMPANY'S NEGATIVE COVENANTS ................................................ 65
  7.1 Indebtedness ..................................................................... 65
  7.2 Liens and Related Matters ........................................................ 66
  7.3 Investments; Joint Ventures ...................................................... 68
  7.4 Contingent Obligations ........................................................... 68
  7.5 Restricted Junior Payments ....................................................... 69
  7.6 Financial Covenants .............................................................. 69
  7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions ................. 70
  7.8 Consolidated Capital Expenditures ................................................ 71
  7.9 Restriction on Leases ............................................................ 71
  7.10 Sales and Lease-Backs ........................................................... 71
  7.11 Sale or Discount of Receivables ................................................. 72
  7.12 Transactions with Shareholders and Affiliates ................................... 72
  7.13 Disposal of Subsidiary Stock .................................................... 72
  7.14 Conduct of Business ............................................................. 72
  7.15 Amendments of Documents Relating to Subordinated Indebtedness ................... 73
Section 8. EVENTS OF DEFAULT ........................................................... 73
  8.1 Failure to Make Payments When Due ................................................ 73
  8.2 Default in Other Agreements ...................................................... 73
  8.3 Breach of Certain Covenants ...................................................... 74
  8.4 Breach of Warranty ............................................................... 74
  8.5 Other Defaults Under Loan Documents .............................................. 74
  8.6 Involuntary Bankruptcy; Appointment of Receiver, etc ............................. 74
  8.7 Voluntary Bankruptcy; Appointment of Receiver, etc ............................... 75
  8.8 Judgments and Attachments ........................................................ 75
  8.9 Dissolution ...................................................................... 76
  8.10 Employee Benefit Plans .......................................................... 76
  8.11 Change in Control ............................................................... 76
  8.12 Invalidity of Subsidiary Guaranty; Failure of Security; Repudiation etc ......... 76
Section 9. MISCELLANEOUS ............................................................... 77
  9.1 Assignments and Participations ................................................... 77
  9.2 Expenses ......................................................................... 78
  9.3 Indemnity ........................................................................ 79
  9.4 Set-Off .......................................................................... 80
  9.5 Amendments and Waivers ........................................................... 80
  9.6 Independence of Covenants ........................................................ 81
  9.7 Notices .......................................................................... 81
  9.8 Survival of Representations, Warranties and Agreements ........................... 81



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
 9.9 Failure or Indulgence Not Waiver; Remedies Cumulative ............................. 81
 9.10 Marshalling; Payments Set Aside .................................................. 82
 9.11 Severability ..................................................................... 82
 9.12 Headings ......................................................................... 82
 9.13 Applicable Law ................................................................... 82
 9.14 Successors and Assigns ........................................................... 83
 9.15 Consent to Jurisdiction and Service of Process ................................... 83
 9.16 Waiver of Jury Trial ............................................................. 84
 9.17 Confidentiality .................................................................. 84
 9.18 Counterparts; Effectiveness ...................................................... 85



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LIST OF EXHIBITS

EXHIBIT I                     NOTICE OF BORROWING
EXHIBIT II                    NOTICE OF CONVERSION/CONTINUATION
EXHIBIT III                   NOTICE OF ISSUANCE OF LETTER OF CREDIT
EXHIBIT IV                    REVOLVING NOTE
EXHIBIT V                     FINANCIAL STATEMENT AND COMPLIANCE CERTIFICATE
EXHIBIT VI                    BORROWING BASE CERTIFICATE
EXHIBIT VII                   COMPANY SECURITY AGREEMENT
EXHIBIT VIII                  COMPANY PLEDGE AGREEMENT
EXHIBIT IX                    SUBSIDIARY SECURITY AGREEMENT
EXHIBIT X                     SUBSIDIARY GUARANTY


LIST OF SCHEDULES

1.1    Real Estate Assets
5.1    Subsidiaries of Company; Capitalization
5.6    Litigation; Adverse Facts
5.8    Material Contracts
5.17   Existing Letters of Credit



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                              BELL INDUSTRIES, INC.
                                CREDIT AGREEMENT



        THIS CREDIT AGREEMENT is dated as of April 14, 1999 and entered into by and between BELL INDUSTRIES, INC., a California corporation ("Company"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").

                                    RECITALS:

        WHEREAS, Company desires that Bank extend a revolving credit facility to Company to provide for: (i) the working capital requirements and general corporate purposes of Company and its Subsidiaries; (ii) the issuance of Standby Letters of Credit and Commercial Letters of Credit as described herein; and
(iii) the other purposes described herein;

        WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Bank (i) a First Priority Lien on all Accounts and Inventory of Company and (ii) a pledge of all of the capital stock of certain Subsidiaries of Company; and

        WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Bank a First Priority Lien on all their Accounts and Inventory;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company and Bank agree as follows:

SECTION 1. DEFINITIONS

1.1 CERTAIN DEFINED TERMS.

        The following terms used in this Agreement shall have the following meanings:

"Account" means (a) all of the present and future accounts, contract rights, instruments, documents, chattel paper, general intangibles, and other forms of obligations of, or owing to, Company or any of its Subsidiaries, which, in each case, arise out of or in connection with the sale or lease of Inventory by Company or any of its Subsidiaries or in respect of the rendering of services by Company or any of its Subsidiaries, whether due or to become due, whether now existing or hereafter arising and whether or not it has been earned by performance, and (b) all present and future guaranties, credit insurance and other security for such accounts, contract rights, instruments, documents, chattel paper, general intangibles and other forms of obligations.



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"ACCOUNT DEBTOR" means each Person obligated in any way on an Account.

"ACQUISITION AGREEMENT" means that certain Agreement of Purchase and Sale dated as of October 1, 1998, by and between Company and Arrow, as at any time amended.

"ADJUSTED LIBOR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1116 of one percent) to first class banks in the London interbank market by Bank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the LIBOR Rate Loan of Bank for which the Adjusted LIBOR Rate is then being determined (which principal amount shall be deemed to be $1,000,000 in the event Bank is not making, converting to or continuing such a LIBOR Rate Loan) with maturities comparable to such Interest Period as of approximately 11:00 a.m. (Los Angeles time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

"AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

"AGREEMENT" means this Credit Agreement dated as of April 14, 1999, as it may be amended, supplemented or otherwise modified from time to time.

"APPLIED AMOUNT" has the meaning assigned to that term in subsection 2.4(iv)(b).

"ARROW" means Arrow Electronics, Inc., a New York corporation.

"ARROW SALE" means the sale by Company of certain assets of its Electronic Distribution Group, a component of its Electronic Group segment, to Arrow pursuant to the terms and conditions set forth in the Acquisition Agreement.

"ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries other than (a) Inventory sold in the ordinary course of business,
(b) the Real Estate Assets and (c) any such



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other assets to the extent that the aggregate value of such assets sold in any
Fiscal Year does not exceed $2,500,000.

"BANKRUPTCY CODE" means Title 11 of the United States Code entitled

"BANKRUPTCY", as now and hereafter in effect, or any successor statute.

"BASE RATE" means, at any time, the per annum rate publicly announced by Bank from time to time at its head office as its "reference rate." The "reference rate" is determined by Bank from time to time as a means of pricing credit extensions to some customers and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time for any particular class of customers or credit extensions.

"BASE RATE LOANS" means Revolving Loans bearing interest at the Base Rate.

"BORROWING BASE" means an amount equal to the sum of the following: (i) 85% of Eligible Accounts plus (ii) 50% of Eligible Inventory less (iii) the aggregate principal amount of all Indebtedness of Company and its Subsidiaries under any Flooring Agreements.

"BORROWING BASE CERTIFICATE" means a certificate substantially in the form of
Exhibit VI annexed hereto delivered to Bank by Company pursuant to subsection 6.1(vi), with appropriate insertions, and all related reports and supporting documentation as reasonably requested by Bank.

"BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"CASH" means money, currency or a credit balance in a deposit account.

"CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case



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maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from Standard & Poor's Ratings Group ("S&P"), Moody's Investors Service, Inc. ("MOODY'S") or another nationally recognized rating agency; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by Bank or by any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from S&P, Moody's or another nationally recognized rating agency; (vi) shares of the Goldman Sachs ILA Tax-Exempt California Portfolio or a similar fund as approved by Bank; and
(vii) commercial paper in one or more of the HighMark funds.

"CLOSING DATE" means April 14, 1999.

"CLOSING DATE LOAN DOCUMENTS" means, collectively, this Agreement, the Company Security Agreement, the Company Pledge Agreement, the Subsidiary Security Agreements, the Subsidiary Guaranty, and the Revolving Note, which are to be executed and delivered on the Closing Date pursuant to subsection 4.1.

"COLLATERAL" means, collectively, all of the property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

"COLLATERAL DOCUMENTS" means, collectively, the Company Pledge Agreement, the Company Security Agreement, the Subsidiary Security Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Bank a Lien on any property of that Loan Party as security for the Obligations.

"COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

"COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

"COMPANY PLEDGE AGREEMENT" means the Company Pledge Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit VIII annexed hereto, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.



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

"COMPANY SECURITY AGREEMENT" means the Company Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit VII annexed hereto, as such Company Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

"COMPLIANCE CERTIFICATE" means a certificate substantially in the form of
Exhibit V annexed hereto delivered to Bank by Company pursuant to subsection 6.1
(iii).

"CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense,
(iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other extraordinary or non-recurring non-cash items reducing Consolidated Net Income, and less other extraordinary or non-recurring noncash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

"CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

"CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements. Notwithstanding the foregoing, the interest expense of Company and its Subsidiaries during January, 1999 with respect to the outstanding Indebtedness of Company under the Existing Credit Agreement shall not be included in any calculation of Consolidated Interest Expense hereunder.

"CONSOLIDATED LEVERAGE RATIO" means, as of any date of determination, the ratio of (i) Consolidated Total Debt on such date to (ii) Consolidated Adjusted EBITDA for the immediately preceding four-Fiscal Quarter period ending prior to such date.

"CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the



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income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

"CONSOLIDATED NET WORTH" means, as at any date of determination, the net worth of Company and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP.

"CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis during such period under all Operating Leases to which Company or any of its Subsidiaries is a party as lessee.

"CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all debt of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause
(x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise



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supported or, if less, the amount to which such Contingent Obligation is specifically limited.

"CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

"DEUTSCHE" means Deutsche Financial Services Corporation.

"DOLLAR," "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

"DOMESTIC SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person incorporated in a jurisdiction of the United States of America, Puerto Rico or Canada.

"ELIGIBLE ACCOUNTS" means, at any date of determination, the Dollar amount of all Accounts of Company and any of its wholly owned Domestic Subsidiaries other than any Account:

               (i) which does not represent a bona fide sale or lease and delivery of goods by Company or any of its wholly-owned Domestic Subsidiaries in the ordinary course of business, or which is not for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor;


               (ii) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, repurchase or return basis;

               (iii) which is evidenced by a promissory note or other instrument or by chattel paper;

               (iv) with respect to which more than 120 days have elapsed since the date of the original invoice therefor;

               (v) which is not evidenced by an invoice rendered to the Account Debtor;

                       (vi)   owed by an Account Debtor which is a
  director, officer, employee or Affiliate of Company or any of its Subsidiaries;



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               (vii) if the aggregate dollar amount of all Accounts owed by the
Account Debtor thereon exceeds 15% of the aggregate amount of all Accounts at such time, but only to the extent of such excess;

               (viii) which is owed by an Account Debtor if more than 25% of the aggregate of all Accounts owing by such Account Debtor have, at the time of any determination of Eligible Accounts, remained unpaid for more than 120 days since the date of the original invoice therefor unless there is a bona fide dispute with respect to such delinquent unpaid Accounts;

               (ix) as to which any one or more of the following events has occurred with respect to the Account Debtor on such Account: the filing by or against the Account Debtor of a request or petition in a proceeding that is then pending for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States of America, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors in a proceeding that is then pending; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including the appointment of or taking possession by a "custodian," as defined in the Bankruptcy Code in a proceeding that is then pending; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States of America or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor in a proceeding that is then pending; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

               (x) if Bank believes in its reasonable judgment that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay;

               (xi) on which Bank reasonably determines that it does not have a First Priority Lien, free of Liens or other claims of all other Persons except for Accounts on which there exists a Lien of the type described in Section 7.2A(v); and

               (xii) which represents a rebilling to an Account Debtor for a discount or other adjustment inappropriately applied to an Account by such Account Debtor.

"ELIGIBLE INVENTORY" means, at any time, the Dollar value (valued at the lower of either cost (determined on either a first in, first out or a weighted average basis) or fair market value, all in conformity with GAAP) of all Inventory of Company and its wholly-owned Domestic Subsidiaries, other than any Inventory:



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(i) which is obsolete, not in good condition, not of merchantable quality or not saleable in the ordinary course of Company's and its Subsidiaries' business, or which is subject to defects that would affect market value;

(ii) which is not held for sale by Company and its Subsidiaries as Inventory in the ordinary course of business as presently conducted by them;

(iii) which is Inventory in the possession of any Person other than Company or one of its wholly-owned Subsidiaries other than (x) Inventory which is located in "in-plant stores" on the premises of another Person and is segregated from the Inventory of such Person and subject to the control of Company or its Subsidiaries and (y) Inventory in the possession of another Person (which Inventory is segregated from all other goods held by such Person) that has entered into a contract with Company or its Subsidiaries to assemble, process or package such Inventory (or perform any such other "outside processing" task) prior to sale by Company or its Subsidiaries; provided, that no goods other than such Inventory shall be subject to such assembly, processing or packaging;

(iv) on which Bank reasonably determines that it does not have a First Priority Lien, free of Liens or other claims of all other Persons except for Liens of the type described in Section 7.2A(v);

(v) which is Inventory labeled with, or intended to be sold under, a customer's name, or manufactured or configured to a particular Person's specifications unless such Inventory is the subject of a binding contract to purchase between Company or any of its Subsidiaries and such Person in form and substance reasonably satisfactory to Bank;

(vi) which is not located within the United States of America (excluding its territories or possessions), Puerto Rico or Canada;

(vii) which is Inventory that Bank reasonably determines to be unacceptable due to age, type, category, quality or quantity; and

(viii) which consists of supplies or packaging or shipping materials.

"EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined by Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

"ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or
(o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA arid the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of
Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue
Code) or the failure to make by its due date a required installment under
Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041 (c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to
Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (I), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) a determination by the Internal Revenue Service or a judgment of a court that any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) fails to qualify under Section 401(a) of the Internal Revenue Code, if such determination or judgment becomes final and non-appealable, (xi) the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501 (a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"EVENT OF DEFAULT" means each of the events set forth in Section 8.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"EXCHANGE ASSETS" has the meaning assigned to that term in subsection 2.4A(iii)(a).

"EXCHANGE RATE" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of Bank in the New York foreign exchange market for the purchase by Bank (by cable transfer) of such currency in exchange for Dollars at 12:00 Noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

"EXISTING CREDIT AGREEMENT" means that certain Credit Agreement dated as of January 7, 1997, by and among Company, Bell Ontario Holding, Inc., the financial institutions listed on the signature pages thereof, and Bank, in its capacity as agent for such financial institutions, including all amendments thereto.

"EXISTING LETTERS OF CREDIT" means those certain letters of credit issued for the benefit of Company or any of its Subsidiaries under the Existing Credit Agreement and outstanding as of the Closing Date.

"FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

"FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xii).

"FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is entitled to first priority over all other Liens (other than Liens referred to in clauses (i) and (ii) of the definition of "Permitted Encumbrances") to which such Collateral is subject. "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

"FLOORING AGREEMENTS" means those certain agreements between Company or any of its Subsidiaries and Flooring Lenders, in form and substance satisfactory to Bank, with respect to purchase money financing arrangements covering Inventory held for resale by Company or such Subsidiaries.

"FLOORING LENDERS" means IBM Credit Corporation, ITT Commercial Finance Corp., MicroAge Computer Centers, Inc., Deutsche and such other flooring lenders as may be approved by Bank from time to time after the Closing Date.

"FUNDING AND PAYMENT OFFICE" means (i) the office of Bank located at 1980 Saturn Street, Monterey Park, California 91755-7417 or (ii) such other office of Bank as may from time to time hereafter be designated as such in a written notice delivered by Bank to Company.

"FUNDING DATE" means the date of the funding of a Revolving Loan.

"GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of

Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

"GOVERNMENTAL ACTS" has the meaning assigned to that term in subsection 3.5A.

"GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

"HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

"HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

"INDEBTEDNESS", as applied to any Person. means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and other employee benefit, retirement and compensation arrangements), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Unmatured Obligations under Interest Rate Agreements and Currency Agreements constitute (x) in the case of Hedge Agreements, Contingent Obligations, and (y) in all other cases, Investments, and in neither case constitute Indebtedness.

"INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection
9.3.

"INDEMNITEES" has the meaning assigned to that term in subsection 9.3.

"INTELLECTUAL PROPERTY" means all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

"INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 1999, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

"INTEREST PERIOD" has the meaning assigned to that term in subsection 2.213.

"INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement entered into between Company and Bank.

"INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

"INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"INVENTORY" means, with respect to any Person as of any date of determination, all of such Person's present and future inventory wherever located (including, without limitation, all present and future goods, merchandise and other personal property of such Person held for sale or lease), raw materials, work in process, finished goods and materials and supplies of any kind, nature or description (including, without limitation, packaging and shipping materials) which are or might be used or consumed in such Person's business or used in selling or finishing of such inventory, and all documents of title or other similar documents representing the same. The foregoing inventory and other property shall be included in this definition whether in the actual, constructive or exclusive possession of such Person or in transit to such Person or in the possession of carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters or other similar third parties.

"INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or writeups, write-downs or write-offs with respect to such Investment.

"JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"LETTER OF CREDIT" or "LETTERS OF CREDIT" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Bank for the account of Company pursuant to subsection 3.1.

"LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Bank and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.313). For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

"LIBOR RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in subsection 2.2A.

"LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

"LOAN DOCUMENTS" means this Agreement, the Revolving Note, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of Bank relating to, the Letters of Credit), the Collateral Documents and the Subsidiary Guaranty.

"LOAN PARTY" means each of Company and any of Company's Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

"MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"MATERIAL ADVERSE EFFECT" means a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries, taken as a whole.

"MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

"MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including, without limitation, (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Revolving Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and
(iii) with respect to the sale of a business unit by Company or any of its Subsidiaries, any payables or other accrued balance sheet liabilities of such business unit retained by Company or any of its Subsidiaries after the consummation of such sale.

"NET PROCEEDS AMOUNT" has the meaning assigned to that term in subsection 2.4A(iii)(c).

"NET SECURITIES PROCEEDS" has the meaning assigned to that term in subsection 2.4A(iii)(b).

"NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Bank pursuant to subsection 2.113 with respect to a proposed borrowing.

"NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of
Exhibit II annexed hereto delivered by Company to Bank pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Revolving Loans specified therein.

"NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Bank pursuant to subsection 3.1 B(i) with respect to the proposed issuance of a Letter of Credit.

"OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Bank under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

"OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer, its treasurer or its secretary.

"OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA and any such Lien relating to or imposed in connection with any Environmental Claim):

               (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

               (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or
(b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (x) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (y) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

               (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, netting arrangements in connection with cash management services provided to Company and its Subsidiaries, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

               (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

               (v) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

               (vi) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

               (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

"PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

"PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Company Pledge Agreement.

"POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"PROCEEDINGS" has the meaning assigned to that term in subsection 6.1(ix).

"REAL ESTATE ASSETS" means the real property and improvements of Company described on Schedule 1.1 annexed hereto.

"REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.313.

"RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

"RESTRICTED JUNIOR PAYMENT" means, with respect to any Person, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of such Person now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of such Person now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of such Person now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness of such Person.

"REVOLVING LOAN COMMITMENT" has the meaning assigned to that term in subsection 2.1A.

"REVOLVING LOAN COMMITMENT TERMINATION DATE" means December 31, 2000.

"REVOLVING LOAN EXPOSURE" means, with respect to Bank as of any date of determination (i) prior to the termination of the Revolving Loan Commitment, Bank's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitment, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans plus (b) the aggregate Letter of Credit Usage in respect of all Letters of Credit.

"REVOLVING LOANS" means the loans made by Bank to Company pursuant to subsection 2.1A.

"REVOLVING NOTE" means the promissory note issued by Company pursuant to subsection 2.1 D, substantially in the form of Exhibit IV annexed hereto, as such promissory note may be amended, supplemented or otherwise modified from time to time.

"SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"SOLVENT" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code) if the result is to create a preference under
Section 547 of the Bankruptcy Code.

"SUBORDINATED INDEBTEDNESS" means, with respect to any Person, any Indebtedness of such Person subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Bank.

"SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"SUBSIDIARY GUARANTOR" means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

"SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by
(i) existing Domestic Subsidiaries of Company on the Closing Date and (ii) additional Domestic Subsidiaries of Company from time to time in accordance with subsection 6.8, substantially in the form of Exhibit X annexed hereto, as such Subsidiary Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

"SUBSIDIARY SECURITY AGREEMENT" means each Subsidiary Security Agreement executed and delivered by an existing Subsidiary Guarantor on the Closing Date or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8A, in each case substantially in the form of Exhibit IX annexed hereto, as each such Subsidiary Security Agreement may be thereafter amended, supplemented or otherwise modified from time to time, and "Subsidiary Security Agreements" means all such Subsidiary Security Agreements, collectively.

"TAX" OR "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of Bank, its lending office) is located or in which that Person (and/or, in the case of Bank, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of Bank, its lending office).

"TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENT" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Bank for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 ACCOUNTING TERMS: UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

        Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Bank pursuant to clauses (i) and (ii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall be made in accordance with accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3 OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

        A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

        B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

        C. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNT AND TERMS OF REVOLVING LOAN COMMITMENT AND REVOLVING LOANS

2.1 REVOLVING LOAN COMMITMENT; MAKING OF REVOLVING LOANS: REVOLVING NOTE.

A. REVOLVING LOAN COMMITMENT. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Bank hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to make Revolving Loans to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date in an aggregate principal amount at any one time outstanding not exceeding $20,000,000 (the "Revolving Loan Commitment"), to be used for the purposes identified in subsection 2.5A; provided that the amount of the Revolving Loan Commitment shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4A(ii) and 2.4A(iii). The Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitment shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

        Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitment at any time exceed the lesser of (x) the Revolving Loan Commitment then in effect and (y) the Borrowing Base then in effect.

        B. BORROWINGS MECHANICS. Each Revolving Loan made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.313 for the purpose of reimbursing Bank for the amount of a drawing under a Letter of Credit issued by it, but including any Revolving Loan made on any Funding Date as a LIBOR Rate
Loan) shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount. Whenever Company desires that Bank make a Revolving Loan, it shall deliver to Bank a Notice of Borrowing no later than 11:00 A.M. (Los Angeles time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan) or on the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of the Revolving Loan requested, (iii) whether such Revolving Loan shall be a Base Rate Loan or a LIBOR Rate Loan, and (iv) in the case of any Revolving Loan requested to be made as a LIBOR Rate Loan, the initial Interest Period requested therefor. Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Bank telephonic notice by the required time of any proposed borrowing under this subsection 2.1 B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Bank on or before the applicable Funding Date.

        Bank shall not incur any liability to Company in acting upon any telephonic notice referred to above that Bank believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.113, and upon funding of any Revolving Loan by Bank in accordance with this Agreement pursuant to any such telephonic notice, Company shall have effected a Revolving Loan hereunder.

        Company shall notify Bank prior to the funding of any Revolving Loan in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Revolving Loan shall constitute a recertification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

        Except as otherwise provided in subsections 2.613, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

        C. DISBURSEMENT OF FUNDS. Except as provided in subsection 3.313 with respect to Revolving Loans used to reimburse Bank for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.1, Bank shall make the proceeds of such Revolving Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans to be credited to the account of Company at the Funding and Payment Office.

        D. REVOLVING NOTE. On the Closing Date, Company shall execute and deliver to Bank a Revolving Note substantially in the form of Exhibit IV annexed hereto to evidence the Revolving Loans, in the principal amount of the Revolving Loan Commitment and with other appropriate insertions.

2.2 INTEREST ON THE REVOLVING LOANS.

        A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted LIBOR Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Revolving Loan pursuant to subsection 2.1 B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Bank in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Revolving Loan shall bear interest determined by reference to the Base Rate.

        Subject to the provisions of subsections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                      (a) if a Base Rate Loan, then at the Base Rate; or

                      (b) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus 1.375% per annum.

        B. INTEREST PERIODS. In connection with each LIBOR Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of

Conversion/Continuation, as the case may be, select an interest period (each, an "Interest Period") to be applicable to such LIBOR Rate Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

               (i) the initial Interest Period for any LIBOR Rate Loan shall commence on the Funding Date in respect of such LIBOR Rate Loan, in the case of a Revolving Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Loan converted to a LIBOR Rate Loan;

               (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

               (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.213, end on the last Business Day of a calendar month;

               (v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

               (vi) there shall be no more than five Interest Periods outstanding at any time; and

               (vii) in the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

        C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Revolving Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Revolving Loan, upon any prepayment of that Revolving Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

        D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding LIBOR Rate Loans in an amount equal to $500,000 and integral multiples of $250,000 in excess of that amount to Base Rate Loans so long as any LIBOR Rate Loans not so converted having an Interest Period which ends on the date of such conversion shall be in an amount not less than $500,000, (ii) to convert at any time all or any part of its outstanding Base Rate Loans equal to $500,000 and integral multiples of $250,000 in excess of that amount to LIBOR Rate Loans or (iii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such LIBOR Rate Loan equal to $500,000 and integral multiples of $250,000 in excess of that amount as a LIBOR Rate Loan; provided, however, that a LIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

        Company shall deliver a Notice of Conversion/Continuation to Bank no later than 11:00 A.M. (Los Angeles time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Revolving Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Bank telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Bank on or before the proposed conversion/continuation date.

        Bank shall not incur any liability to Company in acting upon any telephonic notice referred to above that Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Loans in accordance with this Agreement pursuant to any such telephonic notice, Company shall have effected a conversion or continuation, as the case may be, hereunder.

        Except as otherwise provided in subsections 2.613, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

        E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Revolving Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans; provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

        F. COMPUTATION OF INTEREST. Interest on the Revolving Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan.

2.3 COMMITMENT FEE.

        Company agrees to pay to Bank a commitment fee for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the product of (i) 0.375% per annum times (ii) the average of the daily excess of the Revolving Loan Commitment over the sum of (a) the aggregate principal amount of outstanding Revolving Loans plus (b) the Letter of Credit Usage, such commitment fee to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing pate, and on the Revolving Loan Commitment Termination Date.

2.4 PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENT; GENERAL PROVISIONS REGARDING PAYMENTS: APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER SUBSIDIARY GUARANTY.

A. PREPAYMENTS and UNSCHEDULED REDUCTIONS in REVOLVING LOAN COMMITMENT.

               (i) Voluntary Prepayments. Company may, upon not less than (a) three Business Days' prior written or telephonic notice, in the case of LIBOR Rate Loans, and (b) by notice given on the date of the proposed prepayment, in the case of Base Rate Loans, given to Bank by 11:00 A.M. (Los Angeles time) on the date required and, if given by telephone, promptly confirmed in writing to Bank, at any time and from time to time, subject to subsection 2.6D, prepay the outstanding Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount; provided that a LIBOR Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied to prepay the Revolving Loans as specified in subsection 2.4A(iv).

               (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than one Business Day's prior written or telephonic notice confirmed in writing to Bank, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment in an amount up to the amount by which (a) the Revolving Loan Commitment exceeds the Total Utilization of the Revolving Loan Commitment at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount. Company's notice to Bank shall designate the date (which shall be a Business
Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitment shall be effective on the date specified in Company's notice.

               (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Revolving Loans shall be prepaid and/or the Revolving Loan Commitment shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4A(iv):

                      (a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the third Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall prepay the Revolving Loans and/or the Revolving Loan Commitment shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that if Company notifies Bank in writing no later than the day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any capital assets sold by Company or any of its Subsidiaries that Company or such Subsidiary intends to replace such assets sold with assets that are comparable in type and equal or superior in quality (such comparable assets being the "Exchange Assets"), Company shall prepay the Revolving Loans and/or the Revolving Loan Commitment shall be permanently reduced in an aggregate amount equal to the excess of (1) the aggregate amount of such Net Asset Sale Proceeds over (2) an amount equal to the amount of cash expected to be expended by Company and its Subsidiaries to acquire such Exchange Assets during the 180-day period following the date of receipt by Company or any of its Subsidiaries of such Net Asset Sale Proceeds. Any amounts not expended by Company and its Subsidiaries within such 180-day period shall be prepaid pursuant to clause (iv)(b) below. Nothing contained in this clause (a) shall be construed to permit any sale of assets prohibited by subsection 7.7.

                      (b) Prepayments and Reductions Due to Issuance of Debt or Equity Securities. No later than the third Business Day following the date of receipt by Company or any of its Subsidiaries of the Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including, without limitation, reasonable legal fees and expenses, being "Net Securities Proceeds") from the issuance of any debt (other than Indebtedness permitted pursuant to subsection 7.1) or equity Securities of Company or any of its Subsidiaries (other than (w) proceeds received pursuant to the exercise of employee stock options, (x) Cash of any Person acquired by Company or any of its Subsidiaries in exchange for equity Securities of Company or any of its Subsidiaries, or (y) proceeds received from the sale of capital stock of Company pursuant to stock purchase plans after the Closing Date), Company shall prepay the Revolving Loans and/or the Revolving Loan Commitment shall be permanently reduced in an aggregate amount equal to (1) 75% of such Net Securities Proceeds received from such issuance of equity Securities and (2) 100% of such Net Securities Proceeds received from such issuance of debt Securities.

                      (c) Calculations of Net Proceeds Amounts: Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Revolving Loans and/or reduction of the Revolving Loan Commitment pursuant to subsections 2.4A(iii)(a) and 2.4A(iii)(b), Company shall deliver to Bank an Officers' Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds or Net Securities Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company shall promptly make an additional prepayment of the Revolving Loans (and/or, if applicable; the Revolving Loan Commitment shall be permanently reduced) in an amount equal to the actual amount of such excess, and Company shall concurrently therewith deliver to Bank an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                      (d) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment. During the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date, Company shall prepay the Revolving Loans to the extent necessary so that the Total Utilization of the

Revolving Loan Commitment does not at any time exceed the lesser of (x) the Revolving Loan Commitment then in effect and (y) the Borrowing Base then in effect.

               (iv) Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitment.

                      (a) Application of Voluntary Prepayments. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied to the Revolving Loans as specified by Company in the applicable notice of prepayment.

                      (b) Application of Mandatory Prepayments. Any amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Revolving Loans and/or a reduction of the Revolving Loan Commitment pursuant to subsections 2.4A(iii)(a)-(d) shall be applied to permanently reduce the Revolving Loan Commitment by the amount thereof, and if the Total Utilization of the Revolving Loan Commitment would exceed the Revolving Loan Commitment as so reduced, to repay outstanding Revolving Loans to the full extent of such excess and thereafter to cash collateralize the Letters of Credit.

                      (c) Application of Prepayments to Base Rate Loans and LIBOR Rate Loans. Any prepayment of any Revolving Loan shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

        B. GENERAL PROVISIONS REGARDING PAYMENTS.

               (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Revolving Note shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Bank not later than 11:00 A.M. (Los Angeles time) on the date due at the Funding and Payment Office for the account of Bank. Funds received by Bank after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment to be made to Bank of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

               (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Revolving Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Revolving Loan on a date when interest is due and payable with respect to such Revolving
Loan) shall be applied to the payment of interest before application to principal.

               (iii) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such



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

payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

               (iv) Notation of Payment. Bank shall make notations on the Revolving Note or in its books and records of all Revolving Loans evidenced by the Revolving Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Revolving Loan made under the Revolving Note shall not limit or otherwise affect the obligations of Company hereunder or under the Revolving Note with respect to any Revolving Loan or any payments of principal or interest on the Revolving Note.

        C. APPLICATION of PROCEEDS OF COLLATERAL and PAYMENTS UNDER SUBSIDIARY GUARANTY.

               (i) Application of Proceeds of Collateral. Except as provided in subsection 2.4A(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Bank in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Bank, be held by Bank as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Bank against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                      (a) To the payment of all reasonable costs and expenses of such sale, collection or other realization, including reasonable compensation to Bank and its counsel, and all other expenses, liabilities and advances made or incurred by Bank in connection therewith, and all amounts for which Bank is entitled to indemnification under such Collateral Document and all advances made by Bank thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Bank in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                      (b) thereafter, to the extent of any excess of such proceeds, to the payment of all other such Secured Obligations in a manner determined by Bank; and

                      (c) thereafter, to the extent of any excess of such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

               (ii) Application of Payments Under Subsidiary Guaranty. All payments received by Bank under the Subsidiary Guaranty shall be applied promptly from time to time by Bank in the following order of priority:

                      (a) To the payment of the reasonable costs and expenses of any collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Bank and its counsel, and all expenses, liabilities and advances made or incurred by Bank in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                      (b) thereafter, to the extent of any excess of such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty); and

                      (c) thereafter, to the extent of any excess of such payments, to the payment to Company or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 USE OF PROCEEDS.

        A. REVOLVING LOANS. The proceeds of the Revolving Loans shall be applied by Company for working capital requirements and general corporate purposes of Company and its Subsidiaries.

        B. MARGIN REGULATIONS. No portion of the proceeds of any Revolving Loan under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause such Revolving Loan or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS.

        Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

        A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 11:00 A.M. (Los Angeles time) on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company.

        B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any

LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Bank shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company of such determination, whereupon
(i) no Revolving Loans may be made as, or converted to, LIBOR Rate Loans until such time as Bank notifies Company that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

        C. ILLEGALITY OR IMPRACTICABILITY OF LIBOR RATE LOANS. In the event that on any date Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company) that the making, maintaining or continuation of LIBOR Rate Loans (i) has become unlawful as a result of compliance by Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause Bank material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of Bank in that market, then, and in any such event, Bank shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company of such determination. Thereafter (a) the obligation of Bank to make Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by Bank, (b) to the extent such determination by Bank relates to a LIBOR Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Bank shall make such Revolving Loan as (or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (c) Bank's obligation to maintain outstanding LIBOR Rate Loans (the "Affected LIBOR Rate Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected LIBOR Rate Loans or when required by law, and (d) the Affected LIBOR Rate Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telefacsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of Bank to make or maintain Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

        D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate Bank, upon written request by Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by Bank to lenders of funds borrowed by it to make or carry LIBOR Rate Loans and any loss, expense or liability sustained by Bank in connection with the liquidation or reemployment of such funds) which Bank may sustain: (i) if for any reason (other than a default by Bank) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation,
(ii) if any prepayment (including, without limitation, any prepayment pursuant to subsection 2.4A(i)) or other principal payment or any conversion of any LIBOR Rate Loan occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Rate Loan, (iii) if any prepayment of any LIBOR Rate Loan is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of any LIBOR Rate Loan when required by the terms of this Agreement.

        E. BOOKING OF LIBOR RATE LOANS. Bank may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of any of its Affiliates.

        F. ASSUMPTIONS CONCERNING FUNDING OF LIBOR RATE LOANS. Calculation of all amounts payable to Bank under this subsection 2.6 and under subsection 2.7A shall be made as though Bank had actually funded each relevant LIBOR Rate Loan through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of Bank to a domestic office of Bank in the United States of America; provided, however, that Bank may fund each LIBOR Rate Loan in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

        G. LIBOR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Revolving Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Revolving Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7. INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

        A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.713 (which shall be controlling with respect to the matters covered thereby), in the event that Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects Bank (or its applicable lending office) to any additional Tax (other than any franchise Tax or Tax on the overall income of Bank) with respect to this Agreement or any of its obligations hereunder or any payments to Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

               (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or

               (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Bank (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to Bank of agreeing to make, making or maintaining LIBOR Rate Loans hereunder or to reduce any amount received or receivable by Bank (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Bank in its sole discretion shall determine) as may be necessary to compensate Bank for any such increased cost or reduction in amounts received or receivable hereunder. Bank shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Bank under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        B. WITHHOLDING OF TAXES.

               (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall income of Bank) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

               (ii) Grossing-Up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Bank under any of the Loan Documents:

                      (a) Company shall notify Bank of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                      (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on
Bank) on behalf of and in the name of Bank;

                      (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Bank receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                      (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Bank evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to Bank under clause (c) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement in respect of payments to Bank.

        C. CAPITAL ADEQUACY ADJUSTMENT. If Bank shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of, or with reference to, Bank's Revolving Loans or the Revolving Loan Commitment or Letters of Credit or other obligations hereunder with respect to the Revolving Loans or the Letters of Credit to a level below that which Bank or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of Bank or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from Bank of the statement referred to in the next sentence, Company shall pay to Bank such additional amount or amounts as will compensate Bank or such controlling corporation on an after-tax basis for such reduction. Bank shall deliver to Company a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8 OBLIGATION OF BANK TO MITIGATE.

        Bank agrees that, as promptly as practicable after the officer of Bank responsible for administering the Revolving Loans or Letters of Credit becomes aware of the occurrence of an event or the existence of a condition that entitle Bank to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of Bank and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Revolving Loan Commitment or the affected Revolving Loans or Letters of Credit through another lending or letter of credit office of Bank, or (ii) take such other measures as Bank may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to Bank pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by Bank in its sole discretion, the making, issuing, funding or maintaining of such Revolving Loan Commitment or Revolving Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially and adversely affect such Revolving Loan Commitment or Revolving Loans or Letters of Credit or the interests of Bank; provided that Bank will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by Bank as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by Bank to Company shall be conclusive absent manifest error.

SECTION 3. LETTERS OF CREDIT

3.1 ISSUANCE OF LETTERS OF CREDIT.

        A. LETTERS OF CREDIT. In addition to Company requesting that Bank make Revolving Loans pursuant to subsection 2.1A, Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that Bank issue Letters of Credit for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Bank shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Bank issue:

               (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of the Revolving Loan Commitment would exceed the lesser of (x) the Revolving Loan Commitment then in effect and (y) the Borrowing Base then in effect;

               (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $5,000,000;

               (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and
(b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that, notwithstanding the immediately preceding clause (b), upon Company's request therefor, so long as no Event of Default has occurred and is continuing (or has been waived in accordance with subsection 9.5), Bank shall issue Standby Letters of Credit, each of which will automatically be extended for one or more successive periods not to exceed one year each, unless Bank elects not to extend for any such additional period; or

               (iv) any Commercial Letter of Credit having an expiration date later than the earlier of (a) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is 180 days from the date of issuance of such Commercial Letter of Credit.

        B. MECHANICS OF ISSUANCE.

               (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Bank a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto (including Part A of Bank's standard application for a letter of credit and the signature page to such Part A, it being understood that Part B of such application shall not be applicable) no later than 11:00 A.M., Los Angeles time) at least three Business Days (in the case of Standby Letters of Credit) or three Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Bank in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) in the case of a Letter of Credit which Company requests to be denominated in a currency other than Dollars, the currency in which Company requests such Letter of Credit to be issued, (e) the expiration date of the Letter of Credit, (f) the name and address of the beneficiary, and (g) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require Bank to make payment under the Letter of Credit; provided that Bank, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents.

                      No Standby Letter of Credit shall require payment against a conforming draft to be made thereunder on a date earlier than (x) one Business Day after the date on which such draft is presented if such presentation is made before 11:00 A.M. (in the time zone of Bank), or (y) two Business Days after the date on which such draft is presented if such presentation is made after 11:00 A.M. (in the time zone of Bank). No Commercial Letter of Credit shall require payment against a conforming draft to be made thereunder on a date earlier than
(x) three Business Days after the date on which such draft is presented if such presentation is made before 11:00 A.M. (in the time zone of Bank), or (y) four Business Days after the date on which such draft is presented if such presentation is made after 11:00 A.M. (in the time zone of Bank). Company shall notify Bank prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit, Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

               (ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 9.5) of the conditions set forth in subsection 4.3, Bank shall issue the requested Letter of Credit in accordance with Bank's standard operating procedures.

3.2 LETTER OF CREDIT FEES.

        Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder or in replacement of any Existing Letters of Credit (it being understood that the fees payable by Company in respect of Existing Letters of Credit not replaced by Letters of Credit issued hereunder will remain as set forth in the terms pursuant to which such Existing Letters of Credit were originally issued):

               (i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to Bank for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Standby Letter of Credit and
(b) a letter of credit fee, payable to Bank, equal to 1.375% per annum of the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and on the Revolving Loan Commitment Termination Date, and computed on the basis of a 360-day year for the actual number of days;

               (ii) with respect to each Commercial Letter of Credit, (a) an issuance fee in an amount equal to one-eighth of one percent (118 of 1 %) of the face amount of such Commercial Letter of Credit, with the minimum issuance fee being an amount in accordance with Bank's standard schedule for such charges in effect at the time of such issuance, payable to Bank upon the issuance of such Commercial Letter of Credit, (b) in the case of a sight draft presented to Bank, a negotiation commission in an amount equal to one-quarter of one percent (1/4 of 1%) of the face amount of such draft, with the minimum such commission being an amount in accordance with Bank's standard schedule for such charges in effect at the time of such presentation, payable to Bank upon the giving of notice by Bank to Company that Bank has paid such draft, and (c) in the case of any amendment requested by Company with respect to an outstanding Commercial Letter of Credit (other than an amendment that increases the face amount of such outstanding Commercial Letter of Credit, the fee with respect to which shall be computed in the same manner as an issuance fee under clause (a) above with respect to such incremental amount, with the minimum fee being an amount in accordance with Bank's standard schedule for such charges in effect at the time of such amendment), an amendment fee in an amount in accordance with Bank's standard schedule for such charges in effect at the time of such amendment, payable to Bank upon the issuance of such amendment;

               (iii) with respect to the issuance, cancellation, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) or (ii) above), documentary and processing charges and any other out-of-pocket costs and expenses incurred in connection therewith, payable to Bank in accordance with Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) or (ii) of this subsection 3.2, any amount which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

3.3 DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

        A. RESPONSIBILITY OF BANK WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

        B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event Bank has determined to honor a drawing under a Letter of Credit issued by it, Bank shall immediately notify Company, and Company shall reimburse Bank on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Bank on the date such drawing is honored that Company intends to reimburse Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Bank requesting Bank to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.213, Bank shall, on the Reimbursement Date, make a Revolving Loan that is a Base Rate Loan in the amount of such honored drawing, the proceeds of which shall be applied directly by Bank to reimburse itself for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.313 shall be deemed to relieve Bank from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against Bank resulting from the failure of Bank to make such Revolving Loans under this subsection 3.313.

        C. INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT. Company agrees to pay to Bank, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including` any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.313) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3C shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

3.4 OBLIGATIONS ABSOLUTE.

        The obligation of Company to reimburse Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Bank pursuant to subsection 3.3B shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit;

               (ii) the existence of any claim, set-off, defense or other right which Company may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

               (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) payment by Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

               (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

               (vi) any breach of this Agreement or any other Loan Document by any party thereto;

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

               (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Bank under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 INDEMNIFICATION; NATURE OF BANK'S DUTIES.

        A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Bank may incur or be subject to as a consequence, direct or indirect, of
(i) the issuance of any Letter of Credit, other than as a result of (a) the gross negligence or willful misconduct of Bank as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause
(ii), the wrongful dishonor by Bank of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

        B. NATURE OF BANK'S DUTIES. As between Company and Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher;
(v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Bank, including without limitation any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Bank's rights or powers hereunder.

        In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.513, any action taken or omitted by Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Bank under any resulting liability to Company.

        Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against Bank for any liability arising out of the gross negligence or willful misconduct of Bank, as determined by a final judgment of a court of competent jurisdiction.

3.6 INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

        Subject to the provisions of subsection 2.713 (which shall be controlling with respect to the matters covered thereby), in the event that Bank shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

               (i) subjects Bank (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall income of Bank) with respect to the issuing or maintaining of any Letter of Credit or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by Bank;

               (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letter of Credit issued by Bank; or

               (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Bank (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit;

and the result of any of the foregoing is to increase the cost to Bank of agreeing to issue, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by Bank (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Bank for any such increased cost or reduction in amounts received or receivable hereunder. Bank shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Bank under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

3.7 EXISTING LETTERS OF CREDIT.

        Notwithstanding anything to the contrary herein, as of the Closing Date, all Existing Letters of Credit shall be deemed in all respects to be Letters of Credit issued by Bank hereunder and shall be subject to all of the terms and provisions of this Agreement, including all terms and provisions applicable to Letters of Credit under this Agreement; provided, that the fees described in subsection 3.2 with respect to Letters of Credit shall only apply to Existing Letters of Credit to the extent that Letters of Credit are actually issued hereunder in replacement of such Existing Letters of Credit. Bank agrees that its obligations with respect to Letters of Credit pursuant to subsection 3.4 shall, as of the Closing Date, include the Existing Letters of Credit.

SECTION 4. CONDITIONS TO REVOLVING LOANS AND LETTERS OF CREDIT

        The obligations of Bank to make Revolving Loans and issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

4.1 CONDITIONS TO INITIAL REVOLVING LOAN.

        The obligation of Bank to make the initial Revolving Loan and to deem Existing Letters of Credit to be Letters of Credit issued hereunder pursuant to subsection 3.7 hereof are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

        A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall, and shall cause each Subsidiary Guarantor to, deliver to Bank the following with respect to Company or such Subsidiary Guarantor, as the case may be, each, unless otherwise noted, dated the Closing Date:

               (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

               (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

               (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Closing Date Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

               (iv) Signature and incumbency certificates of the officers of such Person executing the Closing Date Loan Documents to which it is a party;

               (v) Executed originals of the Closing Date Loan Documents to which such Person is a party; and

               (vi) Such other documents as Bank may reasonably request.

        B. ACQUISITION AGREEMENT. Bank shall have received a copy of the executed Acquisition Agreement, and such Acquisition Agreement shall be in form and substance reasonably satisfactory to Bank and its counsel.

        C. EXISTING INDEBTEDNESS OF COMPANY AND ITS SUBSIDIARIES. There shall be no existing Indebtedness of Company or its Subsidiaries outstanding on the Closing Date, other than Indebtedness permitted under subsection 7.1.

        D. SECURITY INTERESTS IN PROPERTY CONSTITUTING COLLATERAL. Bank shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii) and (iv) below) that may be necessary or, in the opinion of Bank, desirable in order to create in favor of Bank a valid and (upon such filing and recording) perfected First Priority security interest in all the property of Company and such Subsidiary Guarantors constituting Collateral; provided, however, that Bank's security interest in all of the Inventory and other personal property of Company or any of its Subsidiaries subject to the security interests in favor of Flooring Lenders under the Flooring Agreements shall be a second priority security interest, until such time as such security interests in favor of Flooring Lenders (other than Deutsche and IBM Credit Corporation) are terminated in accordance with clause (iii) of this subsection 4.1 D, after which time Bank shall have a First Priority security interest in such Inventory and other personal property. Such actions shall include, without limitation, the following:

               (i) Schedules to Collateral Documents. Delivery to Bank of accurate and complete schedules to all of the applicable Collateral Documents;

               (ii) Stock Certificates. Delivery to Bank of certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Bank) representing all capital stock of Subsidiary Guarantors pledged by Company pursuant to the Company Pledge Agreement;

               (iii) Lien Searches and UCC Termination Statements. Delivery to Bank of (a) the results of a recent search, by a Person satisfactory to Bank, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of Company and Subsidiary Guarantors, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by the Flooring Lenders as of the Closing Date (other than Deutsche and IBM Credit Corporation), for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements listing such Flooring Lenders as the secured party; provided that such UCC termination statements may be delivered after the Closing Date in accordance with subsection
6.9 hereof; and

               (iv) UCC Financing Statements. Delivery to Bank of UCC financing statements duly executed by Company and Subsidiary Guarantors with respect to any property of such Persons constituting Collateral, for filing in all jurisdictions as may be necessary or, in the opinion of Bank, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

        E. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

        F. PRO FORMA CONSOLIDATED BALANCE SHEET. On or before the Closing Date, Bank shall have received from Company a pro forma consolidated balance sheet of Company and its Subsidiaries as at December 31, 1998, utilizing the historical cost basis of accounting as adjusted for the pro forma effects of the Arrow Sale.

        G. NO MATERIAL ADVERSE EFFECT. Since September 30, 1998 there shall have occurred no material adverse effect upon the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole.

        H. BORROWING BASE CERTIFICATE. Company shall have delivered a Borrowing Base Certificate as of the end of the most recent month prior to the Closing Date and the Total Utilization of Revolving Loan Commitment, after giving effect to Revolving Loans to be made on the Closing Date and Letters of Credit that are outstanding or to be issued on the Closing Date, shall be less than or equal to the Borrowing Base then in effect.

        I. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Bank an Officers' Certificate, in form and substance reasonably satisfactory to Bank, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Bank.

        J. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Bank and its counsel shall be satisfactory in form and substance to Bank and such counsel, and Bank and such counsel shall have received all such counterpart originals or certified copies of such documents as Bank may reasonably request.

4.2     CONDITIONS TO ALL REVOLVING LOANS.

        The obligations of Bank to make Revolving Loans on each Funding Date are subject to the following further conditions precedent:

        A. Bank shall have received before that Funding Date, in accordance with the provisions of subsection 2.1 B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above described officers on behalf of Company in a writing delivered to Bank.

        B. As of that Funding Date:

               (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

               (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

               (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

               (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Bank from making the Revolving Loan on that Funding Date;

               (v) The making of the Revolving Loan requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

               (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(ix) prior to the making of the last preceding Revolving Loan (or, in the case of the initial Revolving Loan, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Bank, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Revolving Loans hereunder.

4.3 CONDITIONS TO LETTERS OF CREDIT.

        The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

        A. On or before the date of issuance of such Letter of Credit, Bank shall have received, in accordance with the provisions of subsection 3.1 B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Bank, together with all other information specified in subsection 3.1 B(i) and such other documents or information as the Bank may reasonably require in connection with the issuance of such Letter of Credit.

        B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.213 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES

        In order to induce Bank to enter into this Agreement and to make the Revolving Loans, and to induce Bank to issue Letters of Credit, Company represents and warrants to Bank, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
SUBSIDIARIES.

        A. ORGANIZATION AND POWERS. Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Loan Party has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

        B. QUALIFICATION AND GOOD STANDING. Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

        C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

        D. SUBSIDIARIES. All of the Subsidiaries of Company are identified in
Schedule 5.1 annexed hereto, as such Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The capital stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect.

        E. CAPITALIZATION. As of the Closing Date, Schedule 5.1 annexed hereto correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein. Schedule
5.1 correctly sets forth, as of the Closing Date, the authorized classes of capital stock of Company and each of its Subsidiaries, the par value of each share of such class, the number of authorized shares of each such class, and the number of outstanding shares of each such class. As of the Closing Date, no other class of capital stock of Company or its Subsidiaries is outstanding. The capital stock of Company and its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

        F. REPURCHASE OBLIGATIONS, ETC.. Neither Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

5.2 AUTHORIZATION OF BORROWING, ETC.

        A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each of Company and its Subsidiaries that is a party thereto.

        B. NO CONFLICT. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Bank), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Bank.

        C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except for any filing in connection with the Arrow Sale, which filing has been made and is effective.

        D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.3 FINANCIAL CONDITION.

        Company has heretofore delivered to Bank, at Bank's request, the following financial statements and information: (i) the audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended; and (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries as at September 30, 1998 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of

Company and its Subsidiaries for the Fiscal Quarter then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the relevant dates of such financial statements, Company and its Subsidiaries did not have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

5.4 NO MATERIAL ADVERSE EFFECT; NO RESTRICTED JUNIOR PAYMENTS.

        Since September 30, 1998, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so.

5.5 TITLE TO PROPERTIES: LIENS; LEASES.

        A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

        B. LEASES. Each lease of real property under which Company is a lessee is accounted for as an Operating Lease in conformity with GAAP.

5.6 LITIGATION; ADVERSE FACTS.

        Except as set forth on Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that



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

are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental
Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 PAYMENT OF TAXES.

        Except to the extent permitted by subsection 6.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
CONTRACTS.

        A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

        B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

        C. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on
Schedule 5.8, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.



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

5.9 GOVERNMENTAL REGULATION.

        Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 SECURITIES ACTIVITIES.

        Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.11 EMPLOYEE BENEFIT PLANS.

        A. No ERISA Event has occurred or is reasonably expected to occur.

        B. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

        C. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $50,000.

        D. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221 (e) of ERISA, does not exceed $50,000.

5.12 ENVIRONMENTAL PROTECTION.

               (i) Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

               (ii) Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

               (iii) There are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

               (iv) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

        Notwithstanding anything in this subsection 5.12 to the contrary, no event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.13 EMPLOYEE MATTERS.

        There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.14 SOLVENCY.

        Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.15 MATTERS RELATING TO COLLATERAL.

        A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by the Loan Parties, together with the delivery to Bank of any Pledged Collateral not delivered to Bank at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Bank, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected first priority Lien subject to Liens permitted in Section 7.2A on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly



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made or taken and remain in full force and effect, other than the filing of any
UCC financing statements delivered to Bank for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Bank.

        B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Bank pursuant to any of the Collateral Documents, (ii) the conditional assignment pursuant to any of the Collateral Documents or (iii) the exercise by Bank of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.15A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

        C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Bank as contemplated by subsection 5.15A or in connection with Liens permitted by this Agreement, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

        D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

        E. INFORMATION REGARDING COLLATERAL. All information supplied to Bank by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.16 DISCLOSURE.

        No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Bank by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Bank that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the date hereof, there are no facts known (or which should upon the reasonable exercise of



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

diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby.

5.17 EXISTING LETTERS OF CREDIT.

        All Existing Letters of Credit are described on Schedule 5.17 annexed hereto.

SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS

        Company covenants and agrees that, so long as the Revolving Loan Commitment hereunder shall remain in effect and until payment in full of all of the Revolving Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Bank shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 FINANCIAL STATEMENTS AND OTHER REPORTS.

        Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Bank:

               (i) Quarterly Reports on Form 10-Q. As soon as available and in any event within 45 days after the end of each Fiscal Quarter, Company's Quarterly Report on Form 10-Q;

               (ii) Annual Report on Form 10-K. As soon as available and in any event within 90 days after the end of each Fiscal Year, (a) Company's Annual Report on Form 10-K; and (b) in the case of the consolidated financial statements included an such Form 10-K, a report thereon of independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Bank, which report shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state without qualification that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;



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               (iii) Financial Statement and Compliance Certificates. Together
with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, a certificate of the chief financial officer of Company substantially in the form of Exhibit V annexed hereto;

               (iv) Accountants' Certification. Together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination, nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause
(b) of subdivision (iii) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

               (v) Accountants' Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any management letter submitted by such accountants to management in connection with their annual audit;

               (vi) Borrowing Base Certificate. Within 25 days after the end of each month, a completed Borrowing Base Certificate for that month;

               (vii) SEC Filings and Press Releases. Promptly upon their becoming available; copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

               (viii) Events of Default, etc. Promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that Bank has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

               (ix) Litigation or Other Proceedings. Promptly upon any officer of Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Company to Bank or (b) any material development in any Proceeding that, in any case:

                      (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                      (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Bank and its counsel to evaluate such matters;

               (x) ERISA Events. Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

               (xi) ERISA Notices. With reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan;
(b) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a

Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Bank shall reasonably request;

               (xii) Financial Plans. As soon as practicable and in any event no later than (a) March 31, 1999, for the Fiscal Year ending December 31, 1999, and
(b) 30 days after the beginning of each Fiscal Year thereafter, a consolidated plan and financial forecast for such Fiscal Year (the "Financial Plan" for such Fiscal Year), including, without limitation, (i) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with pro forma compliance calculations for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

               (xiii) Environmental Audits and Reports. As soon as practicable following receipt thereof by Company, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to an Environmental Claim or any matter governed by or arising under applicable Environmental Laws which, in either case, could reasonably be expected to result in a Material Adverse Effect;

               (xiv) UCC Search Report: As promptly as practicable after the date of delivery to Bank of any UCC financing statement executed by any Loan Party pursuant to subsection 4.1 D(iv) or 6.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statements and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Bank by or on behalf of Company or such Loan Party;

               (xv) New Subsidiaries. Promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement); and

               (xvi) Other Information. With reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Bank.

6.2 CORPORATE EXISTENCE, ETC.

        Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate



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existence and all rights and franchises material to its business; provided, however, that neither Company nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Bank.

6.3 PAYMENT OF TAXES AND CLAIMS: TAX CONSOLIDATION.

        A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

        B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4 MAINTENANCE OF PROPERTIES: INSURANCE.

        A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including, without limitation, all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

        B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.



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Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Bank in its commercially reasonable judgment. Each such policy of insurance shall (a) name Bank as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Bank, that names Bank as the loss payee thereunder for any covered loss in excess of $5,000,000 and provides for at least ten days prior written notice to Bank of any material modification or cancellation of such policy.

6.5 INSPECTION RIGHTS: AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE.

        A. INSPECTION RIGHTS. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Bank to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

        B. AUDITS OF INVENTORY AND ACCOUNTS RECEIVABLE. Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Bank to conduct audits from time to time at Company's expense of all Inventory and Accounts of the Loan Parties after the Closing Date, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested. So long as no Event of Default has occurred and is continuing, Bank shall conduct such audits no more frequently than annually.

6.6 COMPLIANCE WITH LAWS, ETC.

        Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7 ENVIRONMENTAL REVIEW, DISCLOSURE, ETC.; COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

        A. ENVIRONMENTAL REVIEW. Company agrees that Bank may, from time to time and in its reasonable discretion, retain, at Company's expense, an independent



                                       62
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professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for Company.

        B. ENVIRONMENTAL DISCLOSURE. Company will deliver to Bank:

               (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

               (ii) Notice of Certain Releases, Remedial Actions. Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (x) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (y) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (c) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

               (iii) Written Communications Regarding Environmental Claims, Releases. Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to have a Material Adverse Effect;

               (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (x) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or
(y) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any



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proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

               (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Bank in relation to any matters disclosed pursuant to this subsection 6.7.

        C. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, (i) any and all abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) any and all actions necessary to (y) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PRO A COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES.

        A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Bank of that fact and, at the request of Bank, cause such Subsidiary to execute and deliver to Bank a counterpart of the Subsidiary Guaranty and a Subsidiary Security Agreement and to take all such further actions and execute all such further documents and instruments (including, without limitation, actions, documents and instruments comparable to those described in subsection 4.1 D) as may be necessary or, in the opinion of Bank, desirable to create in favor of Bank a valid and perfected First Priority Lien on all of the property assets of such Subsidiary described in the applicable forms of Collateral Documents.

        B. Subsidiary Charter Documents, Legal Opinions, Etc. Company shall deliver to Bank, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as



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to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Bank, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Bank, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) if reasonably requested by Bank, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Bank and its. counsel, as to (a) the due organization and good standing of such Subsidiary,
(b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including, without limitation, matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Bank may reasonably request, all of the foregoing to be satisfactory in form and substance to Bank and its counsel.

6.9 UCC TERMINATION STATEMENTS.

        No later than 60 days after the Closing Date, Company shall deliver to Bank all UCC termination statements referenced in Section 4.1 D(iii), duly executed by Flooring Lenders (except Deutsche and IBM Credit Corporation).

SECTION 7. COMPANY'S NEGATIVE COVENANTS

        Company covenants and agrees that, so long as the Revolving Loan Commitment hereunder shall remain in effect and until payment in full of all of the Revolving Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Bank shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 INDEBTEDNESS.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (i) Company may become and remain liable with respect to the Obligations;

               (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any



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matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

               (iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Operating Leases permitted by subsection 7.9;

               (iv) Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

               (v) Company and its Subsidiaries may become and remain liable with respect to Indebtedness secured by Liens permitted under Section 7.2A(iii);

               (vi) Company and its Subsidiaries may become and remain liable with respect to existing Indebtedness of a Person (or a division or line of business of such Person) acquired in compliance with subsection 7.7(v) so long as such Indebtedness was not incurred in contemplation of such acquisition;

               (vii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness secured by Liens permitted under Section 7.2A(v); and

               (viii) Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

7.2 LIENS AND RELATED MATTERS.

        A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset,



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income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

               (i) Permitted Encumbrances;

               (ii) Liens granted pursuant to the Collateral Documents;

               (iii) Other Liens securing Indebtedness in respect of the purchase price of property acquired by Company or any of its Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the purchase price of such property so acquired;

               (iv) Liens existing on the Closing Date and securing Indebtedness of Company or its Subsidiaries described in the unaudited consolidated balance sheet of Company and its Subsidiaries for the Fiscal Quarter ended September 30, 1998;

               (v) subject to termination as provided for in subsection 4.1 D(iii), First Priority Liens in favor of Flooring Lenders created pursuant to the Flooring Agreements and securing Indebtedness in an aggregate amount not exceeding $25,000,000; and

               (vi) Liens securing Indebtedness of Company or its Subsidiaries permitted under Section 7.1(vi).

        B. EQUITABLE LIEN IN FAVOR OF BANK. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Bank to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

        C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness (including Capital Leases) or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Company nor any of its Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any



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consensual encumbrance or restriction of any kind on the ability of any such
Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company,
(ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.3 INVESTMENTS; JOINT VENTURES.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

               (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

               (ii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

               (iii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

               (iv) Company may make acquisitions permitted by subsection
7.7(v);

               (v) Company and its Subsidiaries may make Investments in split dollar life insurance policies in an aggregate amount not exceeding $5,000,000; and

               (vi) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $2,500,000.

7.4 CONTINGENT OBLIGATIONS.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

               (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

               (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;



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

               (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

               (iv) Company may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1; and

               (v) Company and its Subsidiaries may become arid remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $2,500,000.

7.5 RESTRICTED JUNIOR PAYMENTS.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided, however, that following the consummation of the Arrow Sale, so long as no Event of Default or Potential Event of Default has occurred and is then continuing, Company may make one or more redemptions of its common stock and/or one or more Cash distributions to its shareholders using the net proceeds received by it from the Arrow Sale and the net Cash proceeds received by it from the sale or sales of the Real Estate Assets, in an aggregate amount not to exceed $70,000,000.

7.6 FINANCIAL COVENANTS.

        A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense for any four-Fiscal Quarter period ending on or after the Closing Date to be less than 3.25:1.00, commencing with the Fiscal Quarter ending March 31, 1999; provided that for purposes of clauses (i) and (ii) above, Consolidated Adjusted EBITDA and Consolidated Interest Expense shall be calculated as follows: (i) for the four-Fiscal Quarter period ending March 31, 1999, such amount for the Fiscal Quarter ending on such date times four, (ii) for the four-Fiscal Quarter period ending June 30, 1999, such amount for the two-Fiscal Quarter period ending on such date times two, (iii) for the four-Fiscal Quarter period ending September 30, 1999, such amount for the three-Fiscal Quarter period ending on such date-times 1-113, and (iv) for the four-Fiscal Quarter period ending December 31, 1999 and any time thereafter, such amount for such four-Fiscal Quarter period.

        B. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit the Consolidated Net Worth of Company and its Subsidiaries at any time to be less than the sum of (i) the lesser of (x) $22,000,000 and (y) 85% of the Consolidated Net Worth of Company and its Subsidiaries as of March 31, 1999 (after giving effect on a pro forma basis to (1) the Arrow Sale and (2) the redemptions of common stock of Company and/or the Cash distributions to shareholders of Company using the net proceeds received by Company from the Arrow Sale (but in no event shall the amount in this



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

clause (y) be less than $22,000,000)), plus (ii) 75% of the positive Consolidated Net Income of Company and its Subsidiaries earned after June 30, 1999.

        C. MAXIMUM CONSOLIDATED LEVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Adjusted EBITDA for any four-Fiscal Quarter period ending on or after the Closing Date to be less than 2.50:1.00, commencing with the Fiscal Quarter ending March 31, 1999; provided, that for the purposes of clause (ii) above, Consolidated Adjusted EBITDA shall be calculated as follows: (i) for the four-Fiscal Quarter period ending March 31, 1999, such amount for the Fiscal Quarter ending on such date times four, (ii) for the four-Fiscal Quarter period ending June 30, 1999, such amount for the two-Fiscal Quarter period ending on such date times two, (iii) for the four-Fiscal Quarter period ending September 30, 1999, such amount for the three-Fiscal Quarter period ending on such date times 1-113, and (iv) for the four-Fiscal Quarter period ending December 31, 1999 and any time thereafter, such amount for such four-Fiscal Quarter period.

7.7 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

        Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

        (i) Any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

        (ii) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

        (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

        (iv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions constituting Asset Sales; provided that the aggregate amount of cash and noncash consideration received in connection with such Asset Sales shall not exceed $2,500,000 in any Fiscal Year;



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        (v) Company and its Subsidiaries may acquire the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person; provided that (a) the aggregate amount of cash and noncash consideration (including any Indebtedness assumed by Company or its Subsidiaries but excluding any equity Securities issued by Company in connection with such transaction) paid by Company and its Subsidiaries shall not exceed $7,500,000 for any single such acquisition or related series of acquisitions or $10,000,000 for all such acquisitions in any Fiscal Year, (b) after giving effect to each such acquisition, Company shall be in compliance with all provisions of subsection 7.6 on a pro forma basis, and
(c) any business acquired in any such acquisition shall not be materially different from the lines of business engaged in by Company or its Subsidiaries as of the Closing Date; and

        (vi) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales.

7.8 CONSOLIDATED CAPITAL EXPENDITURES.

        Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures in an aggregate amount in excess of $2,500,000 in any Fiscal Year.

7.9 RESTRICTION ON LEASES.

        Company shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any Operating Lease (other than intercompany leases between Company and its wholly-owned Subsidiaries), unless, immediately after giving effect to the incurrence of liability with respect to such Operating Lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $4,000,000.

7.10 SALES AND LEASE-BACKS.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) (other than an assignment of lease or sublease of such property in the ordinary course of business) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of



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

its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease. Nothing in this subsection 7.10 shall be deemed to prohibit or limit in any respect any sale and lease-back transaction entered into by Company with respect to any of the Real Estate Assets.

7.11 SALE OR DISCOUNT OF RECEIVABLES.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell Accounts with recourse, or sell Accounts at a discount or otherwise sell for less than the face value thereof, any of its notes or Accounts.

7.12 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

        Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to compensation, incentive and option plans for directors, officers and employees as may be approved from time to time by Company's Board of Directors.

7.13 DISPOSAL OF SUBSIDIARY STOCK.

        Company shall not:

        (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except (a) 100% of the capital stock or other equity Securities of any Subsidiary of Company in accordance with subsection 7.7(v) and (b) to qualify directors if required by applicable law; or

        (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.14 CONDUCT OF BUSINESS.



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        From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar businesses and (ii) such other lines of business as may be consented to by Bank.

7.15 AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS.

        Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any covenants, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Bank.


SECTION 8. EVENTS OF DEFAULT

        If any of the following conditions or events ("Events of Default") shall occur:

8.1 FAILURE TO MAKE PAYMENTS WHEN DUE.

        Failure by Company to pay any installment of principal of or interest on any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to Bank in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Revolving Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 DEFAULT IN OTHER AGREEMENTS.

               (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than the Indebtedness referred to in subsection 8.1) or Contingent Obligations in either an individual or aggregate principal amount of

$2,500,000 or more, in each case beyond the end of any grace period provided therefor; or

               (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3 BREACH OF CERTAIN COVENANTS.

        Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(viii) (other than clause (c) thereof), or 6.2 or Section 7 of this Agreement; or

8.4 BREACH OF WARRANTY.

        Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 OTHER DEFAULTS UNDER LOAN DOCUMENTS.

        Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Company or such Load Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Bank of such default; or

8.6 INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC..

               (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case



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under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

               (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7 VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

               (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

               (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 JUDGMENTS AND ATTACHMENTS.

        Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $2,500,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or



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

8.9 DISSOLUTION.

        Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or 8.10 Employee Benefit Plans.

        There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

8.11 CHANGE IN CONTROL.

        Any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 30% or more of the combined voting power of all Securities of Company entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency; or

8.12 INVALIDITY OF SUBSIDIARY GUARANTY; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

        At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Bank shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding $1,000,000, in each case for any reason other than the failure of Bank to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in



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

writing or deny in writing that it has any further liability, including without limitation with respect to future advances by Bank, under any Loan Document to which it is a party;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Revolving Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of Bank to make any Revolving Loan and issue any Letter of Credit hereunder shall thereupon terminate, and
(ii) upon the occurrence and during the continuation of any other Event of Default, Bank may, in its discretion, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of Bank to make any Revolving Loan and the obligation of Bank to issue any Letter of Credit hereunder shall thereupon terminate. In the event amounts under this Agreement become due and payable as set forth above, Company shall pay immediately to Bank all amounts owing or payable by Company and its Subsidiaries under this Agreement and the other Loan Documents and Company hereby acknowledges that it shall then have the obligation to pay to Bank all such amounts. Such payment by Company to Bank shall be deemed to have been made in discharge of Company's Obligations hereunder (to the extent of amounts received) and Bank shall distribute such proceeds as provided herein.

SECTION 9. MISCELLANEOUS

9.1 ASSIGNMENTS AND PARTICIPATIONS.

        A. ASSIGNMENTS. Bank may assign to one or more banks or other financial institutions all or a portion of its rights (including voting rights) and obligations under this Agreement and the other Loan Documents with the consent of Company, which shall not be unreasonably withheld or delayed. In the event of any such assignment by Bank pursuant to this subsection 9.1 A, Bank's obligations under this Agreement and the other Loan Documents arising after the effective date of such assignment shall be released and concurrently therewith, transferred to and assumed by Bank's assignee to the extent provided for in the assignment agreement evidencing such assignment.

        B. PARTICIPATIONS. Bank may at any time sell to one or more banks or other financial institutions (each, a "Participant") participating interests in the Revolving Loan Commitment, the Revolving Loans, and in any other interest in Bank hereunder and under the other Loan Documents. In the event of any such sale by Bank of a participating interest to a Participant, Bank's obligations under this Agreement shall



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

remain unchanged, Bank shall remain solely responsible for the performance thereof, and Company shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement. Company agrees that no Participant shall be entitled to require Bank to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Revolving Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Revolving Loan allocated to such participation, and all amounts payable by Company hereunder (including, without limitation, amounts payable to Bank pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if Bank had not sold such participation. Company and Bank hereby acknowledge and agree that, solely for purposes of subsection 9.4, any participation will give rise to a direct obligation of Company to the participant.

        C. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, Bank may assign and pledge all or any portion of its Revolving Loans, the other Obligations owed to Bank, and its Revolving Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) as between Company and Bank, Bank shall not be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be entitled to require Bank to take or omit to take any action hereunder.

        D. INFORMATION. Bank may furnish any information concerning Company and its Subsidiaries in the possession of Bank from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.17.

9.2 EXPENSES.

        Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing any opinions by counsel for Company and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents. including, without limitation, with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of internal counsel to Bank in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the reasonable costs and expenses of creating and perfecting Liens in favor of Bank pursuant to any Collateral Document, including, without limitation, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable



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

fees, expenses and disbursements of counsel to Bank; (v) all the actual costs and reasonable expenses (including, without limitation, the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Bank or its counsel) of obtaining and reviewing any environmental audits; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Bank in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Bank in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including, without limitation, in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3 INDEMNITY.

        In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Bank, and the officers, directors, employees, agents and Affiliates of Bank (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

        As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any



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manner relating to or arising out of (i) this Agreement or the other Loan
Documents or the transactions contemplated hereby or thereby (including Bank's agreement to make the Revolving Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof), or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by Bank to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

        To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4 SET-OFF.

        In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Bank to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to Bank under this Agreement, the Letters of Credit and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit or any other Loan Document, irrespective of whether or not (i) Bank shall have made any demand hereunder or (ii) the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Notwithstanding the foregoing, Bank agrees to give notice to Company promptly after any exercise by it of any such set off right, provided that the failure to give any such notice shall not affect any of Bank's rights hereunder or otherwise.

9.5 AMENDMENTS AND WAIVERS.

        No amendment, modification, termination or waiver of any provision of this Agreement or of the Revolving Note, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Bank. Any waiver or consent shall be effective only in the specific instance and for the specific



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purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.

9.6 INDEPENDENCE OF COVENANTS.

        All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.7 NOTICES.

        Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Bank shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature page hereof or as shall be designated by such party in a written notice delivered to the other party hereto.

9.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and the issuance of the Letters of Credit hereunder.

        B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 9.2, 9.3 and 9.4 shall survive the payment of the Revolving Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

9.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

        No failure or delay on the part of Bank in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or



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further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10 MARSHALLING; PAYMENTS SET ASIDE.

        Bank shall not be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Bank, or Bank enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11 SEVERABILITY.

        In case any provision in or obligation under this Agreement or the Revolving Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12 HEADINGS.

        Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.13 APPLICABLE LAW.

        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (INCLUDING, WITHOUT LIMITATION,
SECTION 1646.5 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.



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9.14 SUCCESSORS AND ASSIGNS.

        This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Bank (it being understood that Bank's rights of assignment are subject to subjection 9.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of Bank.

9.15 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, COUNTY AND CITY OF LOS ANGELES. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

        (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

        (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

        (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.7;

        (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

        (V) AGREES THAT BANK RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

        (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.15 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 410.40 OR OTHERWISE.



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9.16 WAIVER OF JURY TRIAL.

        COMPANY AND BANK EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS FINANCING ARRANGEMENT OR THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE REVOLVING LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.17 CONFIDENTIALITY.

        Bank shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event Bank may make disclosures to its Affiliates or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by Bank of any Revolving Loans or any participations therein or disclosures required or requested by any governmental agency or _representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, Bank shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall Bank be obligated or required to return any materials furnished by Company or any of its Subsidiaries.



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9.18 COUNTERPARTS; EFFECTIVENESS.

        This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Bank of written or telephonic notification of such execution and authorization of delivery thereof.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


"Company"


BELL INDUSTRIES, INC.


 By:    /s/ TRACY A. EDWARDS
    -----------------------------------------
        Tracy A. Edwards
        President and Chief Executive Officer


Notice Address:

Bell Industries, Inc.
2201 East El Segundo Boulevard
El Segundo, California 90245
Attention:  Tracy A. Edwards
            President and Chief Executive Officer

Telecopier No.: (310) 563-2500



"Bank"


UNION BANK OF CALIFORNIA, N.A.


 By:    /s/ ROBERT C. PETERSEN
    -----------------------------------------
        Robert C. Petersen
        Regional Vice President


Notice Address:

Union Bank of California, N.A.
Commercial Banking Group
445 South Figueroa Street, 10th Floor
Los Angeles, California 90071
Attention:  Robert C. Petersen
            Regional Vice President

Telecopier No.: (213) 236-4066



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